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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

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                  MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)
________________________________________________________________________________

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Shareholders,

1996 was a year of tremendous change for the Company. It also marked the beginning of the transition to what we hope will be an exciting future. During the last half of the year, a new business plan began taking shape, the focus of which is to (i) provide the Company with a capital structure to allow it to pursue its business plan, (ii) redefine the Company's business, (iii) increase the Company's profitability, (iv) position the Company for growth, and (v) develop a product identity and brand name which will aid the Company's marketing and sponsorship development opportunities.
CAPITAL STRUCTURE

At mid year, the Company had approximately $46 million in senior debt, subordinated convertible debt and convertible preferred stock. Its senior bank debt was in default, it had leases on key parks which were set to expire and it had no capital available for park repairs, improvements or redevelopment. The infusion of capital resulting from the MEI Holdings' investment and the Company's new credit agreement has provided much needed capital for the Company. Maturing and defaulted indebtedness has been repaid, all of the Company's preferred stock and substantially all of the convertible indebtedness has been redeemed or converted into permanent capital and the Company's total debt now stands at approximately $29.9 million. Expiring leasehold interests in the Company's key parks have been extended or acquired wherever appropriate, including the acquisition of the land at the Company's Puente Hills California park during the fourth quarter. Additional capital will be required in order to complete the implementation of the new business plan. However, with the substantial infusion of equity capital in 1996 and a debt structure that requires less than $3 million of amortization over the next three years, we are hopeful that capital will be available at reasonable costs.

REDEFINING THE BUSINESS

During the last several months, the Company's management team has examined our competitive positioning in each of our markets. An analysis was completed of the ways in which the Company operates its parks and attractions, the customers it attracts and the types of attractions presented in the Company's parks. As a result of this effort, the Company's park strategies have been segmented as follows:

Small Parks Located in Secondary Markets

Fifteen of the Company's parks are smaller parks located in secondary markets. In 1996, these parks generated total revenues of $4.5 million, and EBITDA of approximately $147,000. The Company has determined that these parks do not fit within its "go forward" strategic parameters and plans to sell or close these parks.

Well-Located "Racing-Oriented" Parks in Major Markets

Seventeen of the Company's parks are Malibu Grand Prix parks whose principal customer is the young adult (18-34 years old). These customers are primarily attracted by the parks' Grand Prix racing venue. To further address this target customer, the Company has developed a new park concept which will be called "Malibu SpeedZone", which combines Grand Prix racing with three other racing attractions, miniature golf, a state-of-the-art video game building, substantially upgraded food and beverage service, meeting rooms and an outdoor pavilion area to accommodate group business.

Three SpeedZone parks are currently being constructed or redeveloped for an anticipated opening in time for the Memorial Day Holiday.

It is anticipated that a number of the Company's other racing-oriented parks will be redeveloped into the Malibu SpeedZone product once the concept is refined and assuming the availability of capital at a reasonable cost.

Family-Oriented Parks

The Company has 11 parks whose primary customers are families with young or adolescent children.

We expect that this group of parks will be managed separately from the young adult parks to enable them to focus on the particular needs of the family market

IMPROVE PROFITABILITY

"Best Practices" standards are being established for each attraction and management practice.

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These "best practices" standards will be institutionalized and implemented throughout the Company's parks with the objective of improving our operating margins and enhancing our customer's entertainment experience.

The Company has also begun the process of strengthening its sales and marketing capabilities. The sales and marketing effort will initially focus on generating additional business for the parks during the Company's non-peak business hours and fostering customer excitement and repeat business for the Company's parks.

Finally, the Company's overhead and other costs will be reduced to a level appropriate for its revenues.

GROWTH OF THE COMPANY'S BUSINESS

The Company will continue to explore opportunities for growth through acquisitions of parks in its current geographical areas or in areas which the Company believes will be strategic in the future. This process was begun in 1996 with the acquisition of partnership interests that the Company did not already own in five FEC's previously developed by the Company for third parties.

Additional growth is expected to come from the development of parks in the Company's current and future strategic geographical areas through its in-house development and construction capabilities and through joint venture alliances with third parties.

We also believe that international development and alliance opportunities are likely to develop once the Company's various product concepts are proven. To this end, in 1996 the Company reacquired the international development rights which it had previously sold.

NAME RECOGNITION AND SPONSORSHIPS

Subject to shareholder approval at the Company's Annual Meeting, the Company's name will be changed (the Company's AMEX trading symbol will not change) to "Malibu Entertainment Worldwide, Inc.". The Company has been operating 20 of its parks as Mountasia Family Fun Centers (many of which will be sold or closed) and 23 of its parks under the Malibu Grand Prix banner. We believe that operating all of the Company's facilities under the same name and capitalizing on the consumer market's name recognition of Malibu will help to enhance the potential for building a significant business presence, improve the effectiveness of marketing and promotional programs and enhance the opportunities to establish national sponsorship arrangements.

IN CLOSING:

I'd like to take this opportunity to thank all of our employees and those consultants whom we have called upon to help during the last several months in developing our present and future plans. I also would like to thank all of our shareholders for their support during this process. We still have a large task in front of us. I invite you to attend our annual meeting of shareholders to be held on April 28, 1997 at 10:00 A.M., Central Time, at the Harvey Hotel, Dallas -Fort Worth International Airport, Dallas Texas. At that meeting, we hope to have further information to report about our progress toward the goals that we have established.

Sincerely,
Robert A. Whitman
Chairman of the Board and
Chief Executive Officer

THIS LETTER CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FORMS 8-K, 10-Q AND 10-K.

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